EXHBIT 2.1

ASSET PURCHASE AGREEMENT

          THIS AGREEMENT is effective as of the 1st day of November 2004.

AMONG:

MANATRON, INC., a corporation incorporated under the laws of the State of Michigan, (the "Purchaser");

and

VISICRAFT SYSTEMS, INC., a corporation incorporated under the laws of the State of Georgia, (hereinafter referred to as the "Vendor" or the "Warrantor") ;

and

Walt Mobley, Stan Burch and Jeff Watkins, shareholders of Vendor (each a "Shareholder" and collectively, the "Shareholders").

          WHEREAS the Vendor primarily carries on the business of software development, sales and marketing, and support of property tax systems for counties in the State of Georgia;

          AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase substantially all of the assets and assume certain of the liabilities of the Vendor pertaining to the Business (as hereafter defined), upon and subject to the terms and conditions hereinafter set forth; and

          AND WHEREAS, The Shareholders own all of the issued and outstanding shares of Vendor's capital stock and join in this Agreement to make certain covenants and to jointly and severally guaranty the prompt performance of Vendor's obligations under this Agreement.

          NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

1.0          INTERPRETATION

          1.1          Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

          (a)          "Accounts Receivable" has the meaning set out in Section 3.1(t).

          (b)          "Agreement" means this agreement and all Schedules hereto and all amendments made hereto and thereto by written agreement between the Vendor and the Purchaser.

          (c)          "Assets" means the assets referred to or described in Sections 2.1 and 2.2.

          (d)          "Assumed Liabilities" has the meaning set out in Section 2.6.

          (e)          "Business" means the business of developing, selling and supporting all of the Software products of the Vendor, including any products that are in the development stage or currently being supported by the Vendor. The Business includes all versions and modules of the Software.

          (f)          "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Michigan or Georgia.

          (g)          "Claims" means all losses, damages, expenses, liabilities, claims and demands of whatever nature or kind including, without limitation, all reasonable legal fees and costs.

          (h)          "Closing Date" means November 1st, 2004 or such other date as may be agreed to in writing between the Vendor and the Purchaser. The closing will be deemed to be effective at the Time of Closing, unless otherwise agreed in writing by the parties.

          (i)          "Confidential Information" means the following, any and all of which constitute confidential information of Vendor and Purchaser, (collectively the "Confidential Information"): (i) any and all trade secrets concerning the business and affairs of Vendor or Purchaser, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of Vendor or Purchaser and any other information, however documented, of Vendor or Purchaser that is a trade secret within the meaning of any applicable state trade secret law; (ii) any and all information concerning the business and affairs of Vendor or Purchaser (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Vendor or Purchaser containing or based, in whole or in part, on any information included in the foregoing.

          (j)          "Contracts" means those contracts, leases, agreements, entitlements, commitments or licenses by which the Business is bound (including, without limitation, all licenses, support and maintenance contracts applicable to the Software) that are specifically set forth on Schedule C.

          (k)          "Excluded Assets" means cash and bank deposits, corporate and stockholder records, personnel records and other records that Vendor is required by law to retain (copies of which will be provided to Purchaser if permitted by applicable law), all rights of Vendor under this Agreement, and the note receivable due to Vendor from Bixian Ni.

          (l)          "Excluded Liabilities" has the meaning set out in Section 2.7.

          (m)          "Intellectual Property" has the meaning set out in Section 2.1.

          (n)          "Interim Date" means July 8th, 2004.

          (o)          "Lien" means any security interest, mortgage, encumbrance, option, lien or charge of any kind, including any limitation on transfer, use, receipt of income or other exercise of any attributes of ownership of the Assets, and any license for use or possession of the Assets of the Business.

          (p)          "Net Tangible Assets" are defined as the value of tangible assets acquired less the value of tangible liabilities assumed as of the close of business on the Closing Date and are set out in Schedule A. Tangible assets include accounts receivable, prepaid expenses and fixed assets. Tangible liabilities include deferred support and maintenance related to the Contracts.

          (q)          "Purchase Price" has the meaning set out in Section 2.3.

          (r)          "Schedules" means those schedules listed in Section 1.5.

          (s)          "Software" has the meaning set out in Section 2.1(a).

          (t)          "Time of Closing" means the close of business on the Closing Date.

          1.2          Extended Meanings. In this Agreement words importing any gender include all genders, words importing the singular number include the plural and vice versa, and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

          1.3          Accounting Principles. Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will relate to the generally accepted accounting principles from time to time approved by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, or any successor institute, applicable as of the date on which such calculation or action is made or taken or required to be made or taken in accordance with generally accepted accounting principles.

          1.4          Currency. All references to currency herein are to lawful money of the United States.

          1.5          Schedules. The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule A - Net Tangible Assets;
Schedule B - Software and Intellectual Property;
Schedule C - Customer Listing and Contracts;
Schedule D - Form of Employment Agreement;
Schedule E - Form of Confidentiality Agreement; and
Schedule F - Form of Noncompetition Agreement.

2.0          SALE AND PURCHASE

          2.1          Purchase and Sale of Software and Intellectual Property. Upon and subject to the terms and conditions hereof, the Vendor will sell, convey, assign and transfer in perpetuity to the Purchaser free and clear of all Liens, and Purchaser will purchase from the Vendor, as of and with effect from the Time of Closing:

          (a)          the computer programs known by the names as set out in Schedule B (excluding the category headings), including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts specifically related to the Business, and all other material related to the said computer programs, all as they exist at the Time of Closing, whether under development or as currently being marketed by the Vendor specifically with respect to the Business (the "Software");

          (b)          all other intellectual property of the Vendor relating primarily to the Business existing as of the Time of Closing and used or currently being developed for use by the Vendor primarily in connection with the Business, whether registered or unregistered (the "Intellectual Property"), including without limitation:

          (i)          Copyrights - all copyrights in the Software owned by the Vendor and used primarily in connection with the Business, including without limitation, all copyrights in and to the Software and all applications and registrations of such copyrights;

          (ii)          Trade-marks - all trade-marks, trade-names, service marks, brand names, logos or the like owned by the Vendor and used primarily in connection with the Business, including, without limitation, those listed in Schedule B, whether used in association with wares or services, and all associated goodwill and all applications, registrations, renewals, modifications and extensions of such trade-marks;

          (iii)          Patents - all patents, patent applications and other patent rights of the Vendor that are used primarily in connection with the Business, including, without limitation, those listed in Schedule B, including divisional and continuation patents;

          (iv)          Name - all of the Vendor's rights in the names associated with the products listed in Schedule B;

          (v)          Technology - all technology created, developed or acquired by the Vendor in connection with the Software that is used primarily in connection with the Business whether or not patented or patentable and whether or not fixed in any medium whatsoever, including without limitation, all inventions, know how, techniques, processes, procedures, methods, trade secrets, research and technical data, records, formulae, designs, sketches, patterns, specifications, schematics, blue prints, flow charts or sheets, equipment and parts lists and descriptions, samples, reports, studies, findings, algorithms, instructions, guides, manuals, and plans for new or revised products and/or services; and

          (vi)          Licenses - all licenses, sub-licenses and franchises related to the Vendor and the Business in which the Vendor and the Business is a licensee or a licensor of intellectual property of a nature described in paragraphs (i - v) above.

          (c)          for greater certainty, all of the Vendor's rights to develop, modify, market, sell, distribute, license and install the current and any future releases of the Software and Intellectual Property as outlined in Schedule B.

          2.2          Purchase and Sale of Other Assets.

          (a)          In addition to the assets set forth in Section 2.1, upon and subject to the terms and conditions hereof, the Vendor will sell, convey, assign and transfer to the Purchaser, free and clear of all Liens, and the Purchaser will purchase from the Vendor, as of and with effect from the Time of Closing, all of the other assets of the Business, including but not limited to the following, but excluding the Excluded Assets:

          (i)          Net Tangible Assets - the Net Tangible Assets. The details and specifics of the Net Tangible Assets (Liabilities) are included in Schedule A;

          (ii)          Contracts - the right, title and interest of the Vendor to and under all of the Contracts as detailed in Schedule C;

          (iii)          Work in Process - all work and contracts in process;

          (iv)          Warranty Rights - the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefor received by the Vendor on the purchase or other acquisition of any part of the assets purchased under this Agreement;

          (v)          Records - photocopies of all books, records or files relating to the Business including, without limitation all financial, production, personnel (where allowed under applicable law), sales and customer records, exclusive of vendor's tax returns; and

          (b)          For greater certainty, the Vendor hereby acknowledges that the Purchase Price payable by Purchaser to Vendor in accordance with the provisions of this Article 2 (Sale and Purchase) represents the full and final payment due to Vendor from Purchaser in respect of the purchase of the Assets. The Vendor hereby:

          (i)          surrenders all its right, title and interest in and to the Assets;

          (ii)          waives all moral rights in the Software and Intellectual Property; and

          (iii)          releases the Purchaser from any and all claims which the Vendor now or in future may have in respect of the Assets.

          2.3          Purchase Price and Allocation Thereof. The purchase price payable by the Purchaser to the Vendor for the Assets (such amount being hereinafter referred to as the "Purchase Price") will be $1.2 million less the balance of cash vendor has on hand at the Time of Closing and subject to adjustment as set forth in Section 2.4(c), and will be allocated for financial reporting and tax purposes as determined by Purchaser.

          2.4          Payment of Purchase Price. The Purchase Price shall be paid by the Purchaser in the following manner:

          (a)          Cash on Closing. A certified check, bank draft or wire transfer in the amount of $240,000 shall be payable to the order of the Vendor at the Time of Closing and shall be applied against the Purchase Price.

          (b)          Balance of Purchase Price. Subject to adjustment in accordance with Section 2.4(c), the balance of the Purchase Price shall be paid in four instalments as follows: three equal instalments of $240,000 on each of the next three anniversaries of the Closing Date, and a fourth instalment on the fourth anniversary equal to $240,000 minus the amount of cash that vendor has on hand at the Time of Closing.

          (c)          Adjustment to Purchase Price. In the event that any one or more of the following, Walt Mobley, Stan Burch and Jeff Watkins (the "Shareholders"), terminate their employment with Purchaser other than for Good Reason (as defined in their employment agreements set forth in Schedule D) prior to the completion of their respective five year employment agreements, all payments subsequent to their termination date will be reduced by $30,000 annually, prorated for any partial year of employment by such Shareholder, for each Shareholder who terminates prior to October 31, 2009. For purposes of greater clarity and by way of example, if one of the Shareholders leaves half way between the second anniversary and the third anniversary of the Closing Date, the final two payments of $240,000 will be reduced by $15,000 (to

$225,000) and $30,000 (to $210,000) respectively. If an additional Shareholder leaves on the third anniversary of the Closing Date, the final payment will be reduced by an additional $30,000 (to $180,000). There would still be a further additional reduction to the final payment equal to the amount of cash the Vendor has on hand on at the Time of Closing in accordance with Section 2.4(b) above.

          (d)          Default in Payment of Purchase Price. Vendor shall retain a copy of the source code for the Software (the "Source Code"). Vendor shall have no right to use the Source Code, except as expressly set forth below. Upon payment of the Purchase Price in full in accordance with this Agreement, Vendor shall either return or destroy, at Purchaser's option, Vendor's copy of the Source Code. Upon the occurrence of any default of Purchaser in the payment of the Purchase Price in accordance with the provisions of this Agreement which remains uncured for seven (7) business days after receipt by Purchaser of written notice of such default, Purchaser shall grant a royalty-free perpetual license to the Source Code to Vendor; provided, however, Purchaser shall retain all rights in and to any derivative works created using the Source Code. Also in the event of such an uncured default, Purchaser shall release Vendor and the Shareholders from all non-competition covenants that Vendor or any of the Shareholders may have made with Purchaser under this Agreement or any other agreement between such parties, and Vendor and the Shareholders shall have the right to use the Source Code in any legal manner to compete with Purchaser.

          2.5          Determination of Amounts; Elections. The Vendor and the Purchaser covenant and agree with each other that the Purchase Price shall be allocated among the Assets in accordance with the provisions of Section 2.3. The Vendor and the Purchaser agree to cooperate in the filing of such elections under the Internal Revenue Code and similar tax statutes in the United States or any other jurisdiction as may be necessary or mutually desirable to give effect to such allocation for tax purposes. The Vendor and the Purchaser agree to prepare and file their respective tax returns in a manner consistent with the aforesaid allocations and elections. If either party fails to file its tax returns as aforesaid, it shall indemnify and save harmless the other of them in respect of any additional tax, interest, penalty and legal and/or accounting costs paid or incurred by the other of them as a result of the failure to file as aforesaid.

          2.6          Assumption of Obligations and Liabilities. Except as otherwise expressly provided herein, the Purchaser will assume, fulfill and perform only those executory obligations and liabilities of the Vendor that arise under the Contracts and other commitments specifically described in Schedule C that arise after the Time of Closing (the "Assumed Liabilities").

          2.7          Obligations and Liabilities Not Assumed. Except for the Assumed Liabilities, Purchaser will not assume or become liable for any obligations, commitments, or liabilities of Vendor whether known or unknown, absolute, fixed, or contingent, whether or not disclosed to Purchaser in this Agreement, the Schedules, or otherwise, whether or not imposed upon Purchaser as a successor under applicable law, and whether or not related to the Assets (the obligations and liabilities not expressly assumed by Purchaser hereunder will be retained by Vendor or an affiliate, as applicable, and are referred to in this Agreement as the "Excluded Liabilities"). For greater certainty and without limiting the foregoing, the Purchaser will not assume any obligation or liabilities of the Vendor to the IRS or any taxing authority, withholding taxes, claims for overtime, insurance, income taxes, earned but unpaid vacation, pre-closing accounts payable or other accrued expenses. The Vendor will be solely responsible for any termination and severance costs of Vendor's employees that may arise on or before the Time of Closing.

          2.8          Restrictions on Assignment. Nothing contained in this Agreement shall be construed as an assignment or an attempt to assign:

          (a)          any permit to be assigned to Purchaser hereunder which, as a matter of law, is not assignable without the approval of the granting body unless such approval shall have been given;

          (b)          any Contract to be assigned to Purchaser hereunder which, as a matter of law, is not assignable without the consent of the other party or parties thereto unless such consent shall have been given; or

          (c)          any claim or demand thereunder or under any right of action or chose in action as to which all the remedies for the enforcement thereof enjoyed by the Vendor, would not, as a matter of law, pass to Purchaser as an incident of the transfers to be made under this Agreement.

In order, however, that the full value of every such Contract, permit, claim and demand of the character described in items (a) through (c) above and which constitutes part of the Assets (herein referred to as the "Rights") may be realized for the benefit of Purchaser, Vendor shall hold the Rights in trust for and on behalf of Purchaser.

          2.9          Substitution and Subrogation. To the extent not otherwise prohibited the conveyance of the Assets to Purchaser, its successors and permitted assigns, hereunder is with full rights of substitution and subrogation of Purchaser, its successors and permitted assigns, in and to all covenants and warranties by others heretofore given or made in respect of the Assets or any part thereof.

3.0          REPRESENTATIONS AND WARRANTIES

          3.1          Warrantor's Representations and Warranties. The Warrantor represents and warrants to the Purchaser that:

          (a)          Authority. The Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Assets to the Purchaser free and clear of all Liens, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary legal action on the part of the Vendor.

          (b)          Binding Agreement. This Agreement and all other agreements, documents and instruments to be executed by the Vendor constitute a valid and legally binding obligation of the Vendor.

          (c)          No Options. There is no contract, option or any other right of another binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets other than pursuant to the provisions of this Agreement.

          (d)          No Conflict. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

          (i)          any of the provisions of the Vendor's articles of incorporation or by-laws of the Vendor;

          (ii)          subject to obtaining any required consent or approval, any agreement or other instrument to which the Vendor is a party or by which the Vendor is bound, or

          (iii)          any applicable law, rule or regulation.

          (e)          Books and Records. The books and records of the Vendor relating to the Business are materially true and correct. The books and records of the Vendor relating to the Business present fairly and disclose in all material respects the operations of the Business and such books and records have been prepared in accordance with generally accepted accounting principles consistently applied.

          (f)          Interim Period. Since the date of the signing of the letter of intent between the Purchaser and the Vendor dated July 8, 2004, the Business has been carried on in its usual and ordinary course and the Vendor has not entered into any transaction (including any transfer or sale of assets) out of the usual and ordinary course of the Business - such amount being defined as individual amounts in excess of $5,000 or $10,000 in the aggregate. Since the signing of the letter of intent, there has been no change in the operations or conditions of the Business, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation or licence or right to do business, fire, explosion, accident, casualty, labor dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have had a material adverse affect on the Business, financial or otherwise.

          (g)          Intellectual Property. Schedule B sets forth a full, complete and true list of the Intellectual Property, and specifies the jurisdictions in which such Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the currently marketed software products of the Business and an indication as to which, if any, of such software products have been registered for copyright protection with the United States or other relevant Copyright Office and by whom such items have been registered. The Vendor is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) for the use thereof. There is no and has not been any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any person, current or former employee or other third party.

          (h)          Software.

          (i)          the Software as detailed in Schedule B was written only by persons who at the time they wrote the Software, were either employees of the Vendor or any company that the Vendor acquired, or they were contractors who assigned their intellectual property rights in the Software to the Vendor or any company acquired by the Vendor pursuant to written agreements;

          (ii)          except as detailed in Schedule B, the Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities, and the Software, together with any third party programs, contains all materials necessary for the continued maintenance and development of the Software in the manner the Vendor conducted the Business through the Time of Closing;

          (iii)          copies of any and all license, distribution and maintenance agreements for the third party programs identified on Schedule C have been provided by the Vendor to the Purchaser, except in respect of third party programs that are shrinkwrapped software and that were purchased off-the-shelf by the Vendor in order to be passed through to the Vendor's customers or to be used by the Vendor;

          (iv)          the source code for the Software has not been delivered or made available to any person (other than third party source code escrow agents) and the Vendor has not agreed to, undertaken, or in any other way promised to provide such source code to any person and The source code is currently stored only in the Vendor's premises (or at third party source code escrow agents). The sale of the Assets of the Vendor resulting from the transactions contemplated by this Agreement will not entitle any customer to obtain a copy of the source code for the Software;

          (v)          there are no known defects in the Software that prevent the Software from operating substantially as described in their related documentation or specifications, with the exception that the documentation may not be fully updated to describe the current feature set;

          (vi)          there are no commitments to enhance or improve the Software other than those specifically set forth in the Contracts; and

          (vii)          the Vendor has obtained all applicable government, regulatory, technical and similar approvals in all jurisdictions where the Software is sold or may otherwise be required, except where the failure to obtain such approvals would not have a material adverse effect on the Business.

          (i)          Contracts. The Contracts represent in each case the entire agreement of the Vendor and the respective parties to such contracts. All Contracts are not in default or breach and there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach. All Contracts are in full force and effect without amendment thereto and the Vendor is entitled to all benefits thereunder, and the Vendor has performed all obligations required to be performed by it under the Contracts. The Vendor does not know and has not received notice of the intention of any customer to make any warranty claims in respect of the Software or to terminate any customer. The Vendor has made no commitments to release or develop any updates, versions or releases of the Software except as may be provided in such customer Contracts.

          (j)          Infringement. To Vendor's knowledge, the Intellectual Property does not infringe upon or violate any intellectual property right, including copyrights, patents, trade secrets or other proprietary rights, of any third party. To Vendor's knowledge, the Vendor has not entered into any agreement to indemnify any other person against any charge of infringement of any of the Intellectual Property.

          (k)          Litigation. There are no actions, suits, proceedings or judgments (whether or not purportedly on behalf of the Vendor) pending, or to the knowledge of the Vendor, threatened against or adversely affecting, or which could adversely affect the Business or the Assets or before or by any federal, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any lien, charge, encumbrance or any other right of another against the Assets.

          (l)          Orders. There are no outstanding orders, notices or similar requirements directed specifically to the Business or to the Assets issued by any building, environmental, fire, health, labor or police authorities or from any other federal, state or municipal authority including, without limitation, occupational health and safety authorities and there are no matters under discussion with any such authorities relating to such orders, notices or similar requirements.

          (m)          No Encumbrances. The Vendor is the owner of the Intellectual Property and the other Assets with a good and marketable title, free and clear of all Liens and any other rights of others.

          (n)          Guarantees. The Vendor is not a party to or bound by any guarantee, indemnification, surety or similar obligation pertaining specifically to the Business.

          (o)          No Royalties. The Vendor is not a party to or bound by any contract or commitment to pay any royalty, licence fee or management fee pertaining to the Business except for an agreement with LeadTools to pay royalties for the inclusion of their APIs in the Vendor's product.

          (p)          Compliance With Rules. The Business has been conducted in compliance with all applicable laws, rules, regulations, notices, approvals and orders of the United States and each state in which the Vendor conducts business. The Vendor is duly licensed, registered, qualified or incorporated in such states, to carry on its business as now conducted and to own its Assets, and all such licenses, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or may have an adverse effect on the operation of the Business or which may be affected by the completion of the transactions contemplated hereby.

          (q)          Internal Software Use Compliance. The Vendor has full and proper licenses for third party software products used and installed on its employee systems and network hardware.

          (r)          No Brokers. The Vendor has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no person or entity is entitled to any fee or other compensation with respect to this Agreement or the transactions it contemplates.

          (s)          Full Disclosure. No representation or warranty of the Vendor in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein, in light of the circumstances under which made, not misleading. The Vendor has disclosed to the Purchaser all events, conditions or facts related to the Business and known to the Vendor which affect the condition (financial or otherwise) of the Business.

          (t)          Accounts Receivable. All accounts receivable of Vendor reflected in Schedule A (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed by Vendor. The Accounts Receivable will be current and collectible, and each of the Accounts Receivable will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable.

          (u)          Product and Service Warranties and Liabilities. There are no claims outstanding to return products by reason of alleged overshipments, defective merchandise, or otherwise, and there is no proceeding pending or to Vendor's knowledge threatened against the Business under any product warranty nor is there any basis upon which any claim could validly be made.

          (v)          Customers and Suppliers; Certain Relationships. The relationships with the ten largest customers of the Business are commercially sound, there has not been any adverse change or development in the business relationship with such customer or supplier, and such an adverse change or development could not reasonably be anticipated as a result of the consummation of the transactions contemplated by this Agreement. Neither Vendor nor any of its affiliates is an owner, shareholder, creditor or agent of, or consultant or lender to, any person engaged in a business that acts as a supplier of any goods or services to the Business or any part of which is in actual or potential competition with the Business.

          3.2          Survival of Representations, Warranties and Covenants of the Warrantor.

          (a)          The representations and warranties of the Warrantor set forth in this Agreement will survive the Closing Date and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser:

          (i)          in the case of the representations and warranties in Sections 3.1(a), (b), (m) and (r) forever;

          (ii)          in the case of the representations and warranties in Sections 3.1(g), (h) and (j) five years from the Closing Date; and

          (iii)          in the case of all other representations and warranties of the Warrantor other than those referred to in clauses (i) and (ii) hereof, for a period of two years from the Closing Date.

No investigations made by or on behalf of the Purchaser at any time, nor any disclosure of information made to the Purchaser (except as set out in this Agreement and the Schedules hereto), shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by the Warrantor.

          (b)          The covenants of the Warrantor set forth in this Agreement (other than the covenant set forth in Section 4.1(b) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the sale and purchase of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser forever unless specifically limited under the terms of this Agreement.

          3.3          Purchaser's Representations and Warranties. The Purchaser represents and warrants to the Vendor that:

          (a)          Purchaser is a public company, duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation;

          (b)          Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by it contemplated hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary legal action;

          (c)          This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable to the extent of the rights, interests and obligations as set forth herein, in accordance with its terms; and

          (d)          Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in the violation of:

          (i)          any of the provisions of its charter documents or by-laws,

          (ii)          any agreement or other instrument to which it is a party or by which it is bound, or

          (iii)          any applicable law, rule or regulation.

          3.4          Survival of Purchaser's Representations, Warranties and Covenants.

          (a)          The representations and warranties of the Purchaser set forth in this Agreement will survive the completion of the sale of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor for a period of two years from the Closing Date.

          (b)          The covenants of the Purchaser set forth in this Agreement (other than the covenant set forth in Section 4.2(b) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the sale and purchase of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor in accordance with the terms forever unless specifically limited under the terms of this Agreement.

4.0          COVENANTS; INDEMNIFICATION

          4.1          Covenants of the Vendor.

          (a)          In addition to the other indemnities provided by Vendor herein, the Vendor shall indemnify, save, hold harmless, discharge and release the Purchaser from and against any and all Claims arising from or based on:

          (i)          subject to Section 3.2(a), any breach in any representation, warranty or covenant made by the Vendor in this Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or any certificates delivered or to be delivered by or on behalf of the Vendor pursuant to the terms of this Agreement (collectively, the "Vendor's Documents");

          (ii)          any Excluded Liabilities;

          (iii)          any failure to comply with any applicable bulk sale transfer laws or similar laws, and any claims against Purchaser by creditors of Vendor or any affiliate (except with respect to the Assumed Liabilities);

          (iv)          any use of the Assets or ownership or operation of the Business on or before the Time of Closing;

          (v)          any Claims of any employees for unpaid wages or compensation or accrued and unpaid vacation pay, or Claims respecting unpaid employer contributions (if any) including without limitation to worker's safety insurance, pension premiums and other source deductions or employment benefits respecting the employment of such employees by the Vendor prior to the Time of Closing and any and all costs incurred by Purchaser in the event of a determination by any governmental authority or court that, the Purchaser is responsible for employer obligations prior to the Time of Closing; and

          (vi)          any failure on the part of the Vendor to obtain from the parties to all Contracts any required consent to the assignment of the Vendor's interest in the Contracts to the Purchaser; or

          (vii)          the enforcement of indemnification rights under this Section 4.1; and

          (b)          The Vendor will ensure that the representations and warranties of the Vendor are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Purchaser have been performed or complied with by the Time of Closing.

          (c)          Vendor will continue to be responsible for and will discharge all obligations and liabilities for wages, severance or termination of employment including vacation pay, accrued to the Time of Closing in respect of all employees of the Business.

          (d)          The Vendor will indemnify and save harmless the Purchaser from and against all Claims for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Assets, whether such person purports to act or have acted for the Vendor in connection with the sale of the Business.

          4.2          Covenants of the Purchaser.

          (a)          In addition to the other indemnities provided by the Purchaser herein, the Purchaser shall indemnify, save, hold harmless, discharge and release the Vendor from and against any and all Claims arising from or based on:

          (i)          subject to subsection 3.4(a), any inaccuracy in any representation or warranty made by the Purchaser in this Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or any certificates delivered or to be delivered by or on behalf of the Purchaser pursuant to the terms of this Agreement (collectively, the "Purchaser's Documents"); and

          (ii)          any breach of any covenant of the Purchaser set forth in this Agreement or in the Purchaser's Documents.

          (b)          The Purchaser will ensure that the representations and warranties of the Purchaser are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Vendor have been performed or complied with by the Time of Closing.

          (c)          The Purchaser will indemnify and save harmless the Vendor from and against all Claims for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Assets, whether such person purports to act or have acted for the Purchaser in connection with the sale of the Business.

          4.3          Notice; Right to Defend. Each party shall give prompt written notice to the other of the assertion or commencement of any Claim in respect of which indemnity is or may be sought hereunder, other than Claims in which the parties are litigating claims against each other. The indemnifying party shall have the right and obligation to assume the defense or settlement of any third-party Claim in respect of which it is obligated to provide indemnity hereunder; provided, however, that the indemnifying party shall not settle or compromise any such Claim without the indemnified party's prior written consent thereto, unless the terms of such settlement or compromise discharge and release the indemnified party from any and all liabilities and obligations thereunder. Notwithstanding the foregoing: (i) the indemnified party at all times shall have the right, at its option and expense, to participate fully in the defense or settlement of such Claim; and (ii) if the indemnifying party does not proceed diligently to defend or settle such Claim within thirty (30) days after its receipt of notice of the assertion or commencement thereof, then (a) the indemnified party shall have the right, but not the obligation, to undertake the defense or settlement of such Claim for the account and at the risk of the indemnifying party, and (b) the indemnifying party shall be bound by any defense or settlement that the indemnified party may make as to such Claim. Each party shall cooperate fully in defending or settling any third-party Claim, and the defending or settling party shall have reasonable access to the books and records and personnel of the other party that are relevant to such Claim.

          4.4          Resolution of Disputes.

          (a)          Other than with regard to Article 6.0 (Confidential Information; Non-Competition) hereof, with respect to any other dispute or disagreement hereunder, either party may initiate negotiations by providing written notice to the other party, setting forth the subject of the dispute and the relief requested. The recipient shall respond in writing within ten (10) days of receipt with its position and recommended solution to the dispute.

If the dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority shall meet at a mutually agreeable time and place within thirty (30) days of the date of the initial notice, to attempt to resolve the dispute. If the dispute has not been resolved by negotiation as provided herein within thirty (30) days from receipt of the initial notice, the parties shall attempt to settle the dispute through mediation under the Commercial Mediation Rules of the American Arbitration Association, or its successor, in effect on the date of this Agreement. The parties shall jointly appoint a mutually acceptable mediator. If the dispute is not resolved by mediation within sixty (60) days after the filing of this request for mediation, either party may request arbitration as set forth herein.

          (b)          Subject to clause (k) hereof, any controversy or claim arising out of or relating to this Agreement or the breach hereof involving only a claim as between the parties hereto, shall be settled by arbitration in accordance with commercial rules of the American Arbitration Association ("AAA"). Arbitration proceedings conducted pursuant to this Section 4.4 shall be held in Atlanta, Georgia or such other location as the parties may agree.

          (c)          Arbitrations shall be conducted by a single arbitrator (the "Arbitrator") selected at random from a list of arbitrators maintained in the office of the AAA in Georgia. The Arbitrator must be a person experienced in corporate law or the law of mergers and acquisitions and must have served as an arbitrator in at least one prior commercial arbitration involving primarily questions of commercial or corporate law conducted under the AAA rules. The Arbitrator may not be a person who ever has been an affiliate of or attorney for any party or for any of their respective affiliates.

          (d)          The parties shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure for a period of ninety (90) days after the filing of an answer or other responsive pleading. Unresolved discovery disputes may be brought to the attention of the Arbitrator for resolution.

          (e)          Any provisional remedy that would be available from a court of law shall be available from the Arbitrator to the parties pending arbitration. Any party may, without inconsistency with the Agreement, apply to any court of proper jurisdiction and seek injunctive relief to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved.

          (f)          The Arbitrator's award shall be made in writing and shall make written findings of fact and conclusions of law. The Arbitrator shall have no authority to award punitive or other damages not measured by the prevailing party's actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. Judgment on any arbitration award may be entered by the Arbitrator or by any party in any court having jurisdiction thereof. No party or Arbitrator may disclose the existence, content, or results of any arbitration or arbitration award without the prior written consent of both parties except to the extent necessary to enter and enforce a judgment based upon such an award.

          (g)          The award of the Arbitrator shall be final and not subject to appeal. Each party hereby waives the benefit of any applicable law which would permit it to appeal the decision of the Arbitrator to any court or other authority.

          (h)          All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs. Notwithstanding the foregoing, the Arbitrator shall be entitled to tax and assess costs against any party (including the fees of attorneys and arbitrators) to the extent that the Arbitrator finds that such party's claim or any portion thereof was unreasonable, speculative or primarily for the purpose of delaying the exercise of rights by the prevailing party.

          (i)          The Arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the Arbitrator and the legal costs and disbursements of the parties, between or among the parties in such manner as the Arbitrator considers reasonable. In determining the allocation of these costs, the Arbitrator will invite submissions as to costs and may consider, among other things, any offer of settlement made by any party during the course of the arbitration.

          (j)          The provisions of this Section 4.4 shall survive termination of this Agreement. Any dispute regarding the applicability of this Section 4.4 to a particular claim or controversy shall be arbitrated as provided in this Section 4.4.

          (k)          The provisions of this Section 4.4 shall not apply to matters relating, in whole or in part to Article 6.0 (Confidential Information; Non-Competition).

          4.5          Transfer of Possession. This Agreement shall operate, without further act or formality, as a transfer to Purchaser for all purposes as at the Time of Closing of all the property and rights transferred and acquired hereunder. The Vendor shall forthwith and from time to time hereafter execute and deliver to Purchaser all deeds, transfers, assignments and other instruments in writing and further assurances as Purchaser or its counsel shall reasonably require from the Vendor to effectuate such acquisition and transfer; and, for greater certainty, the Vendor shall hold all of the property and rights transferred and acquired hereunder, to the extent that the same shall not have been effectually transferred to or pursuant to this Agreement, in trust for and as the property of Purchaser pending effective transfer thereof.

5.0          DELIVERIES AT CLOSING

          5.1          Deliveries by Vendor.

          (a)          a Bill of Sale that is sufficient to transfer to Purchaser title to the Assets in accordance with this Agreement;

          (b)          written consents of third parties and governmental entities, if necessary, with respect to the transfer of the Assets to the Purchaser;

          (c)          employment agreements entered into with the Shareholders, substantially in the form attached as Schedule D;

          (d)          confidentiality agreements entered into with Dale Mobley and Bixian Ni, substantially in the form attached as Schedule E;

          (e)          noncompetition agreements entered into with the Shareholders, substantially in the form attached as Schedule F;

          (f)          releases and assignments of Software and Intellectual Property in favor of the Purchaser in a form satisfactory to the Purchaser;

          (g)          shareholder resolutions of the Vendor authorizing and approving the transactions contemplated by this Agreement; and

          (h)          such certificates or other instruments of the Vendor as the Purchaser or the Purchaser's counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by the Vendor at or prior to the Time of Closing and that the representations and warranties of the Vendor herein given are true and correct at the Time of Closing.

          5.2          Deliveries by Purchaser.

          (a)          an Assignment and Assumption Agreement that is sufficient for the Purchaser to assume the liabilities contemplated by Section 2.6 of this Agreement;

          (b)          written consents of third parties and governmental entities, if necessary, with respect to the transfer of the Assets to the Purchaser;

          (c)          employment agreements entered into with the Shareholders, substantially in the form attached as Schedule D;

          (d)          confidentiality agreements entered into with Dale Mobley and Bixian Ni, substantially in the form attached as Schedule E;

          (e)          non-competition agreements entered into with the Shareholders, substantially in the form attached as Schedule F;

          (f)          such certificates or other instruments of the Purchaser as the Vendor or the Vendor's counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by the Purchaser at or prior to the Time of Closing and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing.

6.0          CONFIDENTIAL INFORMATION; NON-COMPETITION

          (a)          Confidential Information. Vendor acknowledges and agrees that all Confidential Information known or obtained by it, whether before or after the Closing Date, is the property of Purchaser or the property of Vendor that was sold to Purchaser as part of the Assets. Therefore, Vendor agrees that it will not, at any time, disclose to any unauthorized persons or use for its own account or for the benefit of any third party any Confidential Information, without Purchaser's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Vendor's fault or the fault of any other person bound by a duty of confidentiality to Purchaser or Vendor.

          (b)          Noncompetition. Vendor agrees that for a period of five (5) years from the Closing Date:

          (i)          Vendor will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be associated with, or in any manner connected with, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Business or the Assets purchased by Purchaser anywhere within North America. Vendor agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

          (ii)          In the event of a breach by Vendor of any covenant set forth in Section 6(b) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach; and

          (iii)          Vendor will not, at any time during or after the five year period, disparage Purchaser or any of its subsidiaries, shareholders, directors, officers, employees, or agents.

7.0          GENERAL

          7.1          Employees.

          (a)          Dale Mobley. Purchaser agrees to provide employment for a minimum of one year for Dale Mobley at $45,000 annually plus standard benefits, provided his job performance is satisfactory. Mr. Mobley will not receive any formal employment agreement.

          (b)          Bixian Ni. Mr. Ni will remain an employee of Vendor, and serve as an independent contractor to Purchaser, following the Closing Date. Purchaser covenants and agrees to continue to use the services of Mr. Ni for at least one year after the Closing Date provided his performance is satisfactory. Mr. Ni's services thereafter can be terminated by Purchaser at will. In return for Mr. Ni's services, Purchaser shall pay to Vendor all costs associated with Vendor's employment of Mr. Ni, including a salary of

$70,000 and all costs associated with Mr. Ni's benefits to the same extent received by Mr. Ni as of the Closing Date. In addition, Purchaser agrees to take reasonable steps to assist Mr. Ni while he is providing services to Purchaser, or is an employee of Purchaser, with his completion of the green card process, including the payment of any reasonable expenses associated therewith. If Mr. Ni is still providing services to Purchaser at the later of the approval of his I-140 or 180 days after the filing of his I-485, then Purchaser shall engage Mr. Ni as an employee of Purchaser on terms agreed to between Purchaser and Mr. Ni.

          7.2          Guaranty by Shareholders. By joining in this Agreement, the Shareholders jointly and severally guarantee to Purchaser the full and prompt performance (not just collection) by Vendor of all of Vendor's covenants, obligations and indemnities under this Agreement and any ancillary agreements. If Vendor does not perform a covenant or obligation under this Agreement or any ancillary agreement, the Shareholders (or any of them) shall promptly perform the covenant or obligation. This guaranty of the Shareholders is an absolute, irrevocable, primary, continuing, unconditional, and unlimited guaranty of performance and payment, and is not a guaranty of collection. This guaranty shall remain in full force and effect (and shall remain in effect notwithstanding any amendment to this Agreement) until all of Vendor's obligations have been paid, observed, performed, or discharged in full. Each Shareholder has full capacity, power, and authority to enter into this Agreement and to carry out the covenants and agreements specifically made by the Shareholders in this Agreement, and this Agreement is binding on each Shareholder and enforceable against each Shareholder in accordance with the terms of this Agreement.

          7.3          VisiCraft Name. Following the Closing Date, neither Vendor nor any of its Affiliates shall use the VisiCraft name, or in each case, any confusingly similar words in a manner that would be harmful to Purchaser or any of its Affiliates, or would in any way breach any of Vendor's covenants and agreements set forth in this Agreement.

          7.4          Real Property Lease. Currently, Vendor is a party to a real property lease with Remco Business Center LLC (the "Lessor") dated July 8, 2004. Vendor represents and warrants that the current lease has a term that will expire on July 8, 2005. Vendor and Purchaser agree that following the Closing Date they will cooperate and use their commercially reasonable efforts to: (a) assign the lease from Vendor to Purchaser with the consent of the Lessor or (b) terminate the current lease and enter into new lease between Purchaser and the Lessor. In the event that Lessor is not amendable to either of these options, Purchaser will reimburse Vendor for the cost of such lease until it expires.

          7.5          Apportionments.

          (a)          All rents, water, sewer, utility, and other similar charges will be apportioned between Purchaser and Vendor as of the Time of Closing (with Closing Date meter readings as appropriate).

          (b)          To the extent Purchaser makes any payment following the Closing Date with respect to the items listed below, or items of a similar nature, Vendor shall reimburse Purchaser on a per diem basis to the extent such payment relates to Vendor's ownership of the Assets or conduct of the Business on or prior to the Closing Date:

          (i)          any ad valorem taxes;

          (ii)          rentals and other charges under leases to be transferred to or assumed by Purchaser included in the Contracts; and

          (iii)          charges under maintenance and service contracts included in the Contracts and fees under licenses or permits to be transferred to or assumed by Purchaser.

          (c)          To the extent Vendor receives any bills or invoices for any of the items listed in Section 7.4(a) or (b), or similar items, relating to both pre-closing and post-closing periods, Vendor shall promptly send such bill or invoice to Purchaser, together with a check payable to Purchaser for all amounts owed by Vendor thereunder for periods on or prior to the Time of Closing. If necessary to avoid incurring interest, penalties, and/or late charges, Vendor may pay all amounts shown to be due on any bills or invoices received by Vendor relating to both pre-closing and post-closing periods, and Vendor shall invoice Purchaser for all amounts owed by Purchaser thereunder for periods following the Closing.

          (d)          Any payments due under this Section 7.5 shall be made with reasonable promptness after final determination thereof on an item-by-item basis.

          7.6          Further Assurances. The Warrantor and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

          7.7          Time of the Essence. Time is of the essence of this Agreement.

          7.8          Fees; Expenses. Each party hereto shall bear its own legal, accounting, due diligence, taxes and out-of-pocket costs and expenses incurred by each party hereto in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto.

          7.9          Benefit of the Agreement. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the parties and their respective heirs, legal representatives, successors, and assigns

          7.10          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements (including the letter of intent) between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

          7.11          Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived. If so assigned, Purchaser hereby guarantees the prompt payment and performance of all obligations that have been assigned.

          7.12          Assignment. This Agreement may not be assigned by the Vendor without the written consent of the Purchaser but may be assigned by the Purchaser without the consent of Vendor to an affiliate of the Purchaser, provided that such affiliate enters into a written agreement with the other parties to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound.

          7.13          Notices. Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Purchaser:

c/o Manatron, Inc. 510 East Milham Portage, MI 49002 Attention: Paul Sylvester, President

To the Vendor or Shareholders:

c/o [New Entity] 68 Millennium Circle Ringgold, GA 30736 Attention: Walt Mobley, Stan Burch and Jeff Watkins

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

          7.14          Counterparts. This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered (by facsimile transmission or otherwise) shall be an original, but all such counterparts shall together constitute one and the same instrument, provided, however, that this obligation shall not affect nor delay Purchaser's obligations to disclose the transactions contemplated by this Agreement in accordance with any requirements of the Securities and Exchange Commission or the Nasdaq Stock Market.

          7.15          Announcements. All announcements, public notices and any other communication regarding this Agreement and the transactions contemplated hereby to be made by the Vendor or Purchaser must be mutually agreed by Vendor and the Purchaser prior to such announcement, public notice or communication.

          7.16          Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Georgia applicable therein without regard to its laws of conflict. The parties hereto hereby agree to submit to the non-exclusive jurisdiction of the courts of the State of Georgia. The parties further agree that venue will be proper in such courts, and further agree to waive removal of any action, suit or proceeding to the courts of any other jurisdiction.

                    IN WITNESS WHEREOF the parties have executed this Agreement.

MANATRON, INC.

By:	/s/ Paul Sylvester
Name:	Paul Sylvester
Title:	President

VISICRAFT SYSTEMS, INC.

By:	/s/ Walt Mobley
Name:	Walt Mobley
Title:	President

/s/ Walt Mobley
Walt Mobley, individually
Shareholder

/s/ Stan Burch
Stan Burch, individually
Shareholder

/s/ Jeff Watkins
Jeff Watkins, individually
Shareholder